Quantum Technologies Reports 2013 Third Quarter Financial Results

•	Company reports continued growth and sequential improvements in quarterly results from continuing operations as a result of record levels of CNG related product and engineering services revenue
LAKE FOREST, Calif., November 12, 2013 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in compressed natural gas (CNG) storage systems, integration and vehicle system technologies, today reported its results for the third quarter 2013. Conference call information is provided below.
Third Quarter 2013 Highlights:

•	Record level of revenues recognized in a quarter from CNG related products and engineering services, more than doubling the corresponding prior year period

•	Record shipments of CNG tank units achieved in the quarter, representing a 68% increase over the corresponding prior year period and a 30% sequential increase over the second quarter of 2013

•	Operating loss of continuing operations narrowed to $0.95 million, representing a 72% improvement compared to the corresponding prior year period

•	Financial stability and liquidity position strengthened following $11.0 million low interest convertible note financing and full repayment of maturing bridge debt

•	$12.9 million in new purchase orders in the quarter for CNG fuel storage tanks, tank systems and expanded engineering development contracts

•	Order backlog of $18.7 million at September 30, 2013 for products associated with CNG tanks and systems

•	Manufacturing capacity added during quarter; targeted 12,000 tank unit annual capacity by end of fourth quarter on plan
2013 Third Quarter Operating Results Overview
Overall revenues from continuing operations reached $8.7 million in the third quarter of 2013, an increase of $2.9 million over the same period in 2012 and a sequential increase of $2.6 million over the second quarter of 2013. This was driven by a record level of revenues from CNG related products and engineering services recognized during the third quarter of 2013, more than doubling the revenues related to CNG programs in the corresponding prior year period.
Product revenues recognized in the third quarter from the sale of the Company’s lightweight CNG fuel storage tanks and systems amounted to $6.7 million, which represented record quarterly revenue levels for CNG related product sales and an increase of $2.9 million, or 76%, compared to CNG related product revenues in the corresponding period in the prior year. Further, the number of CNG tanks shipped during the third quarter exceeded 1,600 units, which represented a record for a quarterly period and a sequential increase of 30% over the number of units shipped in the second quarter of 2013. The Company’s backlog for CNG fuel storage tank and system products was $18.7 million as of September 30, 2013.
During the third quarter of 2013, the Company received $12.9 million in new purchase orders for CNG fuel storage tanks, tank systems and expanded engineering development contracts.
The overall operating loss from continuing operations narrowed to $0.9 million in the third quarter of 2013 compared to an operating loss of $3.2 million in the third quarter of 2012, representing a 72% improvement.
The Company used $2.7 million of cash for its consolidated operating activities in the third quarter of 2013, a $0.7 million improvement over the amount of cash used for operating activities in the comparable prior year period. Included in the use of cash for the third quarter of 2013 was a higher amount of interest paid under a semi-annual debt service obligation and increased working capital needs associated with the growth of the business.
“Our third quarter results reflect the accelerating growth of the natural gas industry and is indicative of rapid CNG adoption within the heavy-duty truck market,” said Brian Olson, Quantum’s President and Chief Executive Officer.” Mr. Olson continued, “We are excited that our products and system integration expertise is significantly enabling the adoption of CNG within the trucking as well as the passenger vehicle markets.”

Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by the Fuel Storage & Vehicle Systems segment.
Product revenue for this segment was $6.7 million in the third quarter of 2013 as compared to $4.2 million in the third quarter of 2012. The third quarter revenue in 2013 was substantially all related to shipments of CNG storage tanks and systems. In the third quarter of the prior year, $3.8 million was generated from shipments of CNG storage tanks and systems and $0.4 million was generated from shipments of component parts to Fisker Automotive for the Fisker Karma vehicle. The Fisker Karma vehicle has not been in production since approximately July 2012 and, as a result, there have not been any product shipments in 2013.
Overall product gross profit as a percentage of product revenue was 30% in the third quarter of 2013 which was comparable to the same period in the prior year.
As a result of the Company’s expectations for continued growth in the demand for its CNG storage tanks and systems, it is implementing an expansion of its tank manufacturing capacity. The expansion is designed to increase annualized capacity from approximately 4,000 units at the beginning of 2013 to approximately 12,000 units by the end of the fourth quarter of 2013. The Company is now utilizing additional equipment installed in the initial phases of the expansion and expects to continue adding additional capacity throughout the remainder of 2013.
Contract services revenue for this segment was $2.0 million in the third quarter of 2013, representing an increase of $0.4 million over the third quarter of 2012 and a sequential increase of $0.7 million compared to the second quarter of 2013. Contract revenue is derived primarily from system development, application engineering and qualification testing of products and systems under funded contracts with OEMs and other customers. The Company added significant new engineering development programs with new customers associated with CNG trucks and passenger vehicles in 2013 which it believes will accelerate growth of future product sales. These programs include contractual arrangements that, subject to certain conditions, provide for the Company to become the production supplier of fuel storage systems for certain customers should these programs reach production. These new programs have offset the declines related to engineering services that were provided in 2012 to Fisker Automotive and to General Motors related to programs that were completed or cancelled.
Costs of contract services, previously reported as part of research and development expense, represents costs associated with customer funded engineering development programs. Overall contract services gross profit as a percentage of contract services revenue was 35% in the third quarter of 2013 as compared to 39% in the same period in the prior year.
Total overall revenue associated with CNG products and engineering contract services for the third quarter of 2013 amounted to $8.0 million, more than double the $3.8 million of revenue related to CNG products or services for the corresponding period in the prior year.
The operating results of this segment include research and development expenses associated with internally funded engineering development programs. The expenses for these programs amounted to $1.2 million in the third quarter of 2013, as compared to $2.3 million in the third quarter of 2012. Internally funded research and development in 2013 primarily relates to efforts to advance CNG storage technologies by integrating and testing lighter materials, and developing different size storage vessels to add to the Company’s existing product families. The decrease in expense during the third quarter of 2013 was primarily due to the suspension of development activities associated with the Ford F-150 plug-in hybrid electric vehicle (PHEV) program in late calendar 2012, which represented $0.6 million of internally funded costs for the prior year third quarter of 2012.
This segment had operating income of $0.6 million in the third quarter in 2013 as compared to an operating loss of $1.5 million in the third quarter of 2012.

Corporate Segment
Corporate expenses were $1.6 million in the third quarter of 2013 as compared to $1.7 million for the same period in the prior year. Expenses reported for this segment reflect the general and administrative expenses that indirectly support our Fuel Storage & Vehicle Systems segment and our Renewable Energy segment. Corporate expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
Corporate expenses were lower in the third quarter of 2013 as compared to 2012 primarily due to certain cost reduction initiatives implemented over the past twelve months.

Renewable Energy Segment - held for sale
As previously announced, the Company has committed to a formal plan to sell its renewable energy business segment conducted by its wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and initiated steps to locate buyers for the business operations. Schneider Power, an operator and developer of wind farms, represents the entire operations of our Renewable Energy business segment. As a result of the intent to sell the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The results from the operations of the Renewable Energy segment, classified as discontinued operations held for sale, net of taxes, were net operating losses of $0.4 million in both the third quarters of 2013 and 2012.
The net loss reported for discontinued operations held for sale includes the recognition of $0.4 million of revenue from energy sales in the third quarter of 2013 as compared to $0.5 million in the same period of 2012. The net loss reported for discontinued operations held for sale in the third quarter of 2013 includes operating expenses of $0.3 million as compared to operating expenses of $0.4 million in the same period in 2012. Also included in costs and expenses in the third quarter of 2013 was a loss of $0.2 million associated with the initial closing of the sale of the Trout Creek development project. Interest expense on long-term project financing obligations was $0.3 million in the third quarter of 2013 as compared to $0.4 million in the third quarter of 2012.
On May 13, 2013, Schneider Power closed on the sale of its 1.6 Megawatt (MW) Providence Bay operational wind farm. On May 29, 2013, the Company announced that it had entered into definitive agreements for the sale of the 10.0 MW Trout Creek development project, which sale will occur in two phases. The closing for the first phase, which resulted in the sale of a majority interest in the Trout Creek wind farm project, occurred on September 18, 2013. The sale of the remaining interest in the Trout Creek wind farm project is expected to be completed within the next 18 to 24 months, subject to the project achieving commercial operation.  Schneider Power has also signed a binding agreement for the sale of its 50% ownership interest in a wind project located in the Bahamas and is actively pursuing the sale of other Schneider Power assets, including the 10.0 MW Zephyr wind farm operating asset.

Non-Reporting Segment Results
Interest Expense. Interest expense of continuing operations, net of interest income, amounted to $1.2 million in the third quarter of 2013 as compared to $0.8 million in the third quarter of 2012. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the third quarters of 2013 and 2012 are non-cash interest costs of $0.8 million and $0.5 million, respectively. Non-cash interest expense in the third quarter of 2013 primarily related to the imputed interest costs associated with bridge notes and warrants issued in June and July 2012. These bridge notes were fully repaid on September 19, 2013.

Fair Value Adjustments of Derivative Instruments. Derivative instruments during the third quarter of 2013 consisted of embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments represent non-cash unrealized gains or losses. The share price of our common stock represents the primary underlying variable that impacts the value of the derivative instruments. The net charges recognized during the third quarter of 2013 of $2.9 million were primarily due to the increase in our closing share price that increased the fair value of the derivative instrument liabilities during the third quarter of 2013 ($2.20 at June 30, 2013 and increasing to $3.18 at September 30, 2013). Another underlying variable that impacted the value of the derivative instruments during the third quarter of 2013 was the triggering of the anti-dilution price reset provision contained in the October 2006 Warrants as a result of the May 2013 warrant holder's exercise of its cashless exchange right on August 2, 2013, which triggered a reset of the exercise price for the October 2006 Warrants from $2.02 to $1.5142 and increased the number of shares underlying the October 2006 Warrants from 1,400,720 to 1,868,613.

Consolidated Net Loss
The consolidated net loss for the third quarter of 2013 was $5.5 million, compared to a net loss of $9.4 million in the third quarter of 2012.

Financial Tables
The Company’s condensed consolidated financial information for the three and nine month periods ended September 30, 2013 and 2012 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$6,730,267	$4,215,006	$14,964,543	$11,923,508
Contract services	1,967,030	1,556,749	4,218,915	5,169,430
Total revenue	8,697,297	5,771,755	19,183,458	17,092,938
Costs of sales:
Cost of product sales	4,695,734	2,957,154	10,759,978	8,746,208
Cost of contract services	1,273,270	951,504	2,626,249	3,795,339
Total cost of sales	5,969,004	3,908,658	13,386,227	12,541,547
Gross margin	2,728,293	1,863,097	5,797,231	4,551,391
Operating expenses:
Research and development	1,204,159	2,318,861	4,509,696	6,815,101
Selling, general and administrative	2,471,800	2,733,940	8,495,710	10,369,398
Total operating expenses	3,675,959	5,052,801	13,005,406	17,184,499
Operating loss	(947,666)	(3,189,704)	(7,208,175)	(12,633,108)

Other income (expense):
Interest expense, net	(1,238,331)	(765,151)	(4,315,612)	(4,673,288)
Fair value adjustments of derivative instruments, net	(2,935,629)	8,000	(2,651,629)	134,000
Gain on modification of debt and derivative instruments, net	—	301,458	—	649,786
Loss on settlement of debt and derivative instruments, net	—	—	—	(95,450)
Impairment of investment in and advances to affiliates	—	(4,963,035)	—	(4,963,035)
Equity in losses of affiliates, net	—	(422,567)	(5,998)	(772,453)
Other	—	—	—	26,467
Loss from continuing operations before income taxes	(5,121,626)	(9,030,999)	(14,181,414)	(22,327,081)
Income tax expense	—	—	(1,600)	(3,200)
Loss from continuing operations	(5,121,626)	(9,030,999)	(14,183,014)	(22,330,281)
Loss from discontinued operations, net of taxes	(411,006)	(375,960)	(2,817,606)	(1,957,809)
Net loss attributable to stockholders	$(5,532,632)	$(9,406,959)	$(17,000,620)	$(24,288,090)

Per share data - basic and diluted:
Loss from continuing operations	$(0.34)	$(0.76)	$(1.05)	$(2.15)
Loss from discontinued operations	(0.02)	(0.03)	(0.21)	(0.19)
Net loss attributable to stockholders	$(0.36)	$(0.79)	$(1.26)	$(2.34)

Weighted average shares outstanding -
Basic and Diluted	15,181,666	11,953,214	13,527,420	10,391,354

Cash Flow Information (1):
Net cash used in operating activities	$(2,665,518)	$(3,315,754)	$(6,282,374)	$(11,161,654)
Net cash used in investing activities	(35,785)	(465,814)	(1,339,609)	(4,564,748)
Net cash provided by financing activities	5,212,043	755,574	11,622,556	14,477,967

(1) The cash flow information includes Schneider Power for all periods presented.

	September 30,	December 31,
	2013	2013
Balance Sheet Information:	(Unaudited)
Continuing Operations:
Cash and cash equivalents	$5,556,284	$1,435,658
Working capital (deficit)	$838,734	$(8,387,625)
Total assets	$33,721,883	$27,034,902

Derivative instruments classified as current	$3,589,000	$600,000

Debt obligations, current and non-current:
Principal and accrued interest	$17,553,990	$13,564,903
Debt discounts	(5,851,580)	(1,504,353)
Total	$11,702,410	$12,060,550

Discontinued Operations:
Cash and cash equivalents	$387,689	$578,080
Total assets	$26,920,047	$34,226,458
Total liabilities	$23,681,311	$26,908,713

Total stockholders' equity	$10,368,911	$14,222,681

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	12,499	12,499
Common stock; $0.02 par value	16,131,799	11,940,183
Total	16,144,298	11,952,682
Financial Results Call Scheduled:

Tuesday, November 12, 2013 1:30 p.m. Pacific time (4:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call the following number approximately ten minutes prior to the starting time: 800-207-9287 or 706-679-1155; Conference ID # 94586699. An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join the call, a playback of the call will be available via telephone approximately three hours after the call. The number for this service is: 855-859-2056 or 404-537-3406 using Conference ID # 94586699. The playback will be available until 11:45 p.m. Pacific Time on November 30, 2013.

The call will also be available on the Company's Investor Relations web page approximately two days after the call at:

http://www.qtww.com/about/investor_information/conference_calls/index.php
For assistance, please call Casey Stegman at (214) 987-4121.

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Examples of forward-looking statements include statements regarding our expectation for continued growth in the demand for our CNG products and services, our planned expansion of manufacturing capacity, our belief that new engineering contracts will accelerate the growth of future product sales, and our intention to sell Schneider Power’s remaining assets. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.   For a complete description of all risk factors affecting our business, you are encouraged to review the Risk Factors section of our periodic reports filed with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update the information in this release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com

2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600